Exhibit 10.1

SUBLEASE

THIS SUBLEASE (this “Agreement”) is made as of December 15, 2020, by and between TURO INC., a Delaware corporation (“Sublessor”), and AUGMEDIX OPERATING CORP., a Delaware corporation (“Sublessee”).

W I T N E S S E T H :

WHEREAS, by an Office Lease Agreement, dated July 17, 2019 (the “Master Lease”), by and between 111 Sutter Street Owner LP, a Delaware limited partnership (“Landlord”), as landlord, and Sublessor, as tenant, Landlord leased to Sublessor the space located at 111 Sutter Street, San Francisco, California, Suites 600, 1200 and 1300, constituting approximately 39,375 rentable square feet, as more particularly described in the Master Lease (the “Master Lease Premises”).

WHEREAS, Sublessor desires to sublet to Sublessee, and Sublessee desires to sublet from Sublessor, a portion of the Master Lease Premises, comprised of the entire thirteenth (13th) floor, known as Suite 1300, and containing approximately 12,936 rentable square feet (the “Premises”), upon the terms and conditions hereinafter set forth.

WHEREAS, initially capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Master Lease.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter provided, Sublessor and Sublessee agree as follows:

1.	Demised Premises.

a. Subject and subordinate to the terms, conditions and provisions of the Master Lease and this Agreement, Sublessor hereby sublets to Sublessee, and Sublessee hereby sublets from Sublessor the Premises.

b. On the Commencement Date (as defined below), Sublessor shall deliver to Sublessee the Premises in broom clean condition with all of Sublessor’s signage and branding removed from the Premises. Sublessee shall be deemed to have accepted possession of the Premises in an “as is” condition as of the Commencement Date; provided, any damage incurred to the Premises during Sublessor’s move-out shall be patched and repaired at Sublessor’s sole cost and expenses prior the Commencement Date.

c. Sublessor’s delivery of the Premises to Sublessee shall include the furniture, fixtures and equipment described on Exhibit A attached hereto (the “FF&E”); provided, the FF&E shall be in good working condition and Sublessee shall have a reasonable opportunity to inventory and inspect the FF&E prior to taking possession, and Sublessor shall remove any items designated by Sublessee for removal prior to the Commencement Date. During the Term, Sublessee, at Sublessee’s sole cost and expense, shall insure and maintain the FF&E. Sublessor shall assume no responsibility or liability for any of the FF&E during the Term. Except as set forth below, Sublessee shall, no later than the end of the Term or the earlier termination of this Agreement, surrender to Sublessor the FF&E in the same condition as on the Commencement Date, ordinary wear and tear associated with the responsible use of first-class office space only excepted. In the event Sublessee exercises its Option to Extend pursuant to Section 7 below, (i) as of the date that is one (1) day prior to the extended Expiration Date, Sublessee shall purchase the FF&E from Sublessor for the amount of One Dollar ($1.00) pursuant to a Bill of Sale in the form attached hereto as Exhibit B, and (ii) at or before the expiration of the Extended Term, Sublessee shall remove the FF&E from the Premises and repair any damage caused thereby in accordance with the terms and provisions of Section 32 of the Master Lease.

d. Provided Sublessor has received the Consent and Sublessee has (i) delivered the Security Deposit to Sublessor, (ii) paid to Sublessor the Prepaid Rent, and (iii) delivered proof of all insurance required under this Agreement, Sublessee shall have the right to early occupancy of the Premises fourteen (14) days prior to the Commencement Date (“Early Occupancy Period”) solely for the purpose of constructing any tenant improvements and installing furniture, trade fixtures, telephone systems and business equipment. Sublessee’s occupancy of the Premises during the Early Occupancy Period shall be subject to all covenants and conditions hereunder other than with respect to the payment of Rent; provided if Sublessee takes possession of the Premises prior to the Commencement Date for the purposes of conducting Sublessee’s business operations therein, Sublessee shall pay pro-rated Base Rent for each day at the same rate as that prescribed during the first month of the Term.

e. Sublessor shall furnish Sublessee with two (2) keys for each door entering the Premises.

2.	Term.

a. The term (“Term”) of this Agreement shall commence on the later of (i) the date that is fourteen (14) days following the date Sublessor has delivered to Sublessee an executed copy of the written consent of Landlord to this Agreement (the “Consent”), and (ii) March 1, 2021 (such later date, the “Commencement Date”). The Term shall expire on February 28, 2025 (the “Expiration Date”), unless earlier terminated as provided in this Agreement, as such date may be extended pursuant to Section 7 below.

b. Notwithstanding the Commencement Date, if for any reason Sublessor is unable to deliver possession of the Premises on or before the Commencement Date, Sublessor shall not be subject to any liability for failure to give possession on said date, and the validity of this Agreement shall not be impaired, nor shall the same be construed to extend the Term hereof, but all of Sublessee’s obligations, including the obligation to pay Rent, shall be suspended until Sublessor tenders possession of the Premises to Sublessee. Notwithstanding the foregoing, if for any reason Sublessor is unable to deliver possession of the Premises to Sublessee on or before April 1, 2021, Sublessee may, at its option, by notice in writing to Sublessor, terminate this Agreement and upon such termination, Sublessee shall have no further obligations hereunder.

c. If the term of the Master Lease is terminated for any reason prior to the Expiration Date, this Agreement shall thereupon be terminated automatically at the option of Landlord, without any liability of Sublessor to Sublessee by reason of such early termination.

3.	Base Rent.

a. Commencing on the Commencement Date and continuing through the Expiration Date, Sublessee agrees to pay Sublessor base rent (“Base Rent”) for the Premises in the following amounts:

Period	Annual Rent Per Rentable Square Foot	Annual Rent	Monthly Rent
Commencement Date – 2/28/2022	$64.00	$827,904.00	$68,992.00
3/1/2022 - 2/28/2023	$65.92	$852,741.12	$71,061.76
3/1/2023 - 2/28/2024	$67.90	$878,323.35	$73,193.61
3/1/2024 – Expiration Date	$69.93	$904,673.05	$75,389.42

Notwithstanding the foregoing and provided that Sublessee is not in default under this Agreement, the Base Rent for the Premises shall be abated for the first six (6) months following the Commencement Date. Upon the occurrence of a subsequent default by Sublessee, and subject to all applicable notice and cure periods herein, Sublessor may, at its option, and in addition to any other rights and remedies Sublessor may have in connection with such default by Sublessee, terminate this rent abatement provision, whereupon the Base Rent for the Premises provided for above will be due and payable for such period, to the extent already occurred, and thereafter in accordance with the terms of this Agreement.

b. Each monthly installment of Base Rent shall be payable in advance on the first (1st) day of each calendar month during the Term, except that Base Rent for the first (1st) full month of the Term following the Commencement Date shall be paid upon the execution of this Agreement by Sublessee and will be credited against the first (1st) installment(s) of Base Rent due under this Agreement (the “Prepaid Rent”). If the Term commences or ends on a day other than the first (1st) day of a calendar month, then the Base Rent for the month in which this Agreement commences or ends shall be prorated by the number of days this Agreement is in effect during such month based upon a thirty (30) day month, and such partial month’s installment shall be paid no later than the commencement of the subject partial month. In addition to the Base Rent, Sublessee agrees to pay Additional Rent (as defined below) as and when the same is due. All “Rent” (which shall include Base Rent, Additional Rent and other sums due to Sublessor) shall be paid to Sublessor, without prior demand and without any deduction, offset, counterclaim or abatement, in lawful money of the United States of America, at the address stated in Section 16 or to such other person or address as Sublessor may designate in writing from time to time.

4.	Additional Rent.

a. All sums payable pursuant to this Section 4 and all other costs and expenses that Sublessee assumes or agrees to pay pursuant to this Agreement (other than Base Rent) shall be considered “Additional Rent” payable under this Agreement, and Sublessor shall have all rights and remedies available hereunder for the failure of Sublessee to pay such Additional Rent. Sublessee shall be obligated to pay 32.85% of (i) Tenant’s Share of Operating Expenses in excess of Operating Expenses for the Operating Expense Base Year and (ii) Tenant’s Share of Taxes in excess of Taxes for the Tax Base Year (as such terms are defined in the Master Lease); provided, for purposes of this Agreement only the Operating Expense Base Year and the Tax Base Year shall be deemed to be 2021.

b. Except to the extent set forth in Section 4(a) above, Sublessee shall be responsible to pay all other sums which Sublessor is obligated to pay under the Master Lease with respect to the Premises, including, without limitation, charges for excess utility use pursuant to Section 14(b) of the Master Lease (but not other sums which result from a default by Sublessor under the Master Lease unless caused or materially contributed to by the acts or omissions of Sublessee), and Sublessee shall also be responsible to pay for any additional charges and expenses imposed by Landlord pursuant to the terms of the Master Lease and related exclusively to Sublessee’s use and occupancy of the Premises during the Term. Said sums shall be paid to Sublessor at the times required pursuant to the terms and conditions of the Master Lease.

5. Security Deposit. Sublessee shall deposit with Sublessor upon Sublessee’s execution hereof cash or a Letter of Credit (as hereinafter defined) in the amount of $206,976.00 (the “Security Deposit”) as security for Sublessee’s faithful performance of Sublessee’s obligations under this Agreement. If Sublessee fails to pay Rent or otherwise defaults beyond applicable notice and cure periods under this Agreement, Sublessor may draw on the Security Deposit for the payment of any amount due Sublessor or to reimburse or compensate Sublessor for any liability, cost, expense, loss or damage (including attorneys’ fees) which Sublessor may suffer or incur by reason thereof. If any portion of the Security Deposit is so drawn on, Sublessee shall, within five (5) days after written demand therefor, deposit further funds or an additional or amended Letter of Credit with Sublessor in an amount sufficient to restore the Security Deposit to its original amount, and Sublessee’s failure to do so shall be a default under this Agreement. Sublessor shall not be required to keep all or any part of the Security Deposit separate from its general accounts. The Security Deposit, or any balance thereof not applied by Sublessor pursuant to this Section, shall be returned to Sublessee within thirty (30) days, for a cash Security Deposit, or sixty (60) days, for a Letter of Credit, following the expiration or earlier termination of the Term and after Sublessee has vacated the Premises. The Security Deposit may be made in cash or by an unconditional, irrevocable sight draft letter of credit (the “Letter of Credit”) in form and content reasonably acceptable to Sublessor. If used, the Letter of Credit shall name Sublessor as the beneficiary and shall state that an authorized agent of Sublessor may make demand on the issuing bank for the whole or any portion of the principal amount of the Letter of Credit, only upon the delivery to the issuing bank of a certificate executed by or on behalf of Sublessor stating that the Sublessee has breached one of its obligations under this Agreement or there are less than thirty (30) days remaining on the Letter of Credit and a renewal or extension has not been delivered, and no other qualification or satisfaction of any other condition shall be required. Sublessee shall deliver its proposed form of Letter of Credit to Sublessor, for Sublessor’s approval, prior to delivery of any Letter of Credit. If using a Letter of Credit for all or any part of the Security Deposit, Sublessee shall provide Sublessor with a replacement Letter of Credit or additional Letter of Credit or modification of Letter of Credit in the amount required to be maintained hereunder at least thirty (30) days prior to any anticipated expiration of the Letter of Credit. If Sublessee does not provide such replacement Letter of Credit or additional Letter of Credit or modification of Letter of Credit within the time period described herein, then Sublessor shall be entitled to draw upon the entire amount of the Letter of Credit. No part of the Security Deposit shall be considered to be held in trust, to bear interest, or to be prepayment for any monies to be paid by Sublessee under this Agreement. In the event of any assignment by Sublessor of its interest under the Master Lease, Sublessor shall have the right to transfer the Security Deposit to Sublessor’s assignee, and Sublessee agrees to look to such assignee solely for the return of the Security Deposit and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the Security Deposit to a new sublessor. Upon the request of Sublessor or any successor-in-interest to Sublessor, Sublessee shall re-issue or modify at the requesting party’s sole cost and expense the Letter of Credit in the name of such assignee. Upon Sublessor’s receipt of the re-issued Letter of Credit, Sublessor shall return the original Letter of Credit to Sublessee or will exchange it with the issuer at the place of draw. Sublessee further covenants that it shall not assign or encumber or attempt to assign or encumber the monies deposited herein as security and that neither Sublessor nor its successor or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

6. Repair and Maintenance. Sublessee shall be obligated to repair and maintain the Premises to the same extent required of Sublessor under Article 20 of the Master Lease. Sublessor shall have no liability of any nature whatsoever to Sublessee as a consequence of the failure or delay on the part of Landlord in performing any or all of its obligations under the Master Lease. In the event that Sublessee determines in good faith that Landlord has not performed its obligations under the Master Lease, then upon receipt of written notice from Sublessee, and for a period of time not to exceed thirty (30) days, Sublessor shall use commercially reasonable efforts to cause such breaches, defaults or failures of Landlord under the Master Lease to be resolved or otherwise settled; provided, however: (A) Sublessor shall not have any obligation to incur out-of-pocket expenses in connection with its covenants under this Section; and (B) Sublessor shall not have any obligation to commence litigation or other dispute resolution proceedings to cause Landlord to comply with the Master Lease. If the breach or default of Landlord under the Master Lease has not been resolved after the expiration of the above thirty (30) day period, then provided that Sublessee is not in default under this Agreement beyond any applicable notice and cure periods, upon the request of Sublessee, Sublessor shall assign to Sublessee its right to institute legal action against Landlord (a “Sublessee Action”), provided that Sublessee shall indemnify, protect, defend (using attorneys reasonably acceptable to Sublessor) and hold Sublessor harmless for, from and against any and all liabilities, claims, demands, losses, damages, costs and expenses (including reasonable attorneys’ fees and litigation and court costs) arising out of, or relating to, the Sublessee Action.

7. Renewal Option. Subject to Sublessor’s right to reject the Option to Extend as described below, Sublessee shall have one (1) option to extend the Term of this Agreement (the “Option to Extend”) through January 31, 2027 (the “Extended Term”), provided that Sublessee is not in default under this Agreement beyond applicable notice and cure periods at the time Sublessee exercises the Option to Extend. If Sublessee exercises the Option to Extend, then during the Extended Term all of the terms and conditions set forth in this Agreement as applicable to the Premises during the initial Term shall apply during the Extended Term, except that (i) Sublessee shall have no further right to renew this Agreement, and (ii) the Base Rent payable by Sublessee for the Premises shall be subject to annual increases in the amount of three percent (3%) commencing on March 1, 2025 and continuing on March 1 of each calendar year thereafter.

Sublessee may exercise the Option to Extend only by giving Sublessor written notice (the “Renewal Notice”) not more than nine (9) months and not less than six (6) months prior to the expiration of the initial Term. Sublessor may elect to reject the Option to Extend by written notice (the “Rejection Notice”) to Sublessee given within ten (10) Business Days following the receipt of the Renewal Notice.

8. Tenant Improvements. Except as permitted by the Master Lease without consent, Sublessee shall not make any alterations, additions, improvements, or installations to the Premises without the prior written consent of Landlord and Sublessor, and any such alterations, additions, improvements, or installations shall be at Sublessee’s sole cost and expense, and in compliance with all requirements governing alterations in Article 21 of the Master Lease. In no event shall Sublessor have any removal obligations with respect to any Alterations performed by Sublessee.

9. Use; Access. Sublessee shall occupy and use the Premises solely for the uses expressly permitted in Article 10 of the Master Lease. In no event shall Sublessee occupy and use the Premises for any use that is prohibited by the Master Lease. Sublessor shall be permitted to enter upon the Premises at reasonable times and upon reasonable notice, which notice shall be no less than twenty-four (24) hours’ notice, except in case of emergencies, for the purpose of inspecting the same or of making repairs to the Premises which Sublessee has failed to make after written demand, and which repairs, in Sublessor’s reasonable opinion, are necessary to comply with the terms of the Master Lease (with Sublessee to reimburse Sublessor, within ten (10) days of demand, for one hundred ten percent (110%) of the cost of all such repairs, together with interest at ten percent (10%) per annum (the “Interest Rate”) from ten (10) days of demand). Sublessor agrees to exercise reasonable care to minimize interference with Sublessee’s business in the Premises in the course of any such entry.

10. Indemnity and Insurance. Except as caused by the negligence or willful misconduct of Sublessor, Sublessee shall indemnify, defend and hold harmless Sublessor for, from and against all claims, liabilities, losses, damages and expenses arising out of or relating in any manner to: (i) a default by Sublessee under the Master Lease or this Agreement; (ii) any accident or injury to property or person in the Premises on or after the Commencement Date; or (iii) the negligence or willful misconduct of Sublessee, its agents, employees, invitees or contractors in, on or about the Premises. Except as caused by the negligence or willful misconduct of Sublessee, Sublessor shall indemnify, defend and hold harmless Sublessee for, from and against any loss, cost, damage or expense (including reasonable attorneys’ fees), or any claim therefor, arising out of any failure by Sublessor to observe or perform any of the terms, covenants or conditions of this Agreement or the Master Lease required to be observed or performed by Sublessor. Sublessee shall include Sublessor and its property management company as additional insureds as their interests may appear to any and all insurance policies insuring the Premises or any interests therein or activities conducted thereon in amounts, terms, forms and substance reasonably satisfactory to Sublessor, and shall furnish to Sublessor such endorsements or certificates of insurance evidencing the foregoing as Sublessor may reasonably request from time to time. Sublessee, at Sublessee’s sole expense, shall during the Term, for the benefit of Sublessor and Landlord obtain all policies of insurance with respect to the Premises and the operation of business thereon by Sublessee required by the Master Lease. All such policies shall comply with all requirements of the Master Lease, and any such requirements for the benefit of Landlord shall also be for the benefit of Sublessor. On the Commencement Date, and as Sublessor may reasonably request thereafter, Sublessee shall furnish Sublessor insurance certificates from its insurers evidencing that Sublessee is maintaining the insurance required of it under this Agreement.

11.	Master Lease.

a. This Agreement and all of Sublessee’s rights hereunder are and shall remain in all respects subject and subordinate to all of the terms and provisions of the Master Lease. This Agreement is contingent upon the Consent, which Sublessor shall diligently attempt to secure. Sublessee shall in no case have any rights under this Agreement greater than Sublessor’s rights as tenant under the Master Lease. The foregoing provisions shall be self-operative and no further instrument of subordination shall be necessary to effectuate such provisions unless required by Landlord or Sublessor, in which event Sublessee shall, upon demand by Landlord or Sublessor at any time and from time to time, timely execute, acknowledge and deliver to Sublessor and Landlord any and all instruments that Sublessor or Landlord may reasonably request to confirm such subordination of this Agreement, and the rights of Sublessee hereunder.

b. Sublessor represents and warrants to Sublessee that the Master Lease (i) is in full force and effect, (ii) is the entire agreement between Sublessor and Landlord, (iii) has not been amended or modified from the copy supplied to Sublessee prior to the execution of this Agreement, except as expressly set forth in this Agreement and (iv) that Sublessor has no knowledge of any default (or the occurrence of any events which would constitute a default with the passage of time or the giving of notice or both) on the part of either Sublessor or Landlord under the Master Lease. Sublessor agrees not to terminate the Master Lease voluntarily, or modify the Master Lease in a manner that adversely affects Sublessee’s rights under this Agreement.

c. Sublessee shall strictly and timely observe and perform, for the benefit of Landlord and Sublessor, during the Term, each and every term, covenant, condition and agreement of the Master Lease which Sublessor is required to observe or perform under the Master Lease, and all of the terms, covenants, conditions and agreements under the Master Lease are hereby incorporated herein by reference and deemed to constitute terms, covenants, conditions and agreements which Sublessee is required to observe or perform under this Agreement as if set forth herein at length, substituting “Sublessee” wherever the term “Lessee” appears and “Sublessor” wherever the term “Lessor” appears; provided, however, that Sublessee’s obligations under the Master Lease shall be limited to those arising after the Commencement Date relating to the Premises and only for the duration of the Term. Notwithstanding the foregoing, the following provisions of the Master Lease shall expressly not be incorporated into this Agreement: Section 3, Section 9, Exhibit A-2, Exhibit A-3, Exhibit A-4, Exhibit B, Exhibit F-1, Exhibit F-2 and Exhibit G. To the extent of any inconsistency between the terms of this Agreement and the terms of the Master Lease that are incorporated herein by the terms of this Section 11(c), the terms of this Agreement shall control.

d. Sublessor may exercise all of the rights, powers, privileges and remedies reserved to Landlord under the Master Lease with respect to the Premises to the same extent as if set forth herein, including, without limitation, all releases from liability to Landlord under the Master Lease and all rights and remedies, including, without limitation, arising out of or with respect to any failure of Sublessee to timely observe or perform the terms, covenants, conditions and agreements of this Agreement and the Master Lease (except as specifically provided in this Agreement). Sublessee shall not cause any violation of any term of the Master Lease.

e. Sublessor shall have no duty or obligation to exercise any right in the Master Lease, to extend the term of the Master Lease, to expand the Premises under the Master Lease, or to incur any additional expense or obligation under the Master Lease.

f. In the event of damage to or condemnation of the Premises, Sublessor may exercise any or all of the rights accorded to it as Tenant under Article 22 (Destruction and Damage) and Article 23 (Eminent Domain) of the Master Lease.

g. Sublessee hereby expressly acknowledges and agrees that it shall not have the right to exercise any options granted to Sublessor under the Master Lease relating to options to expand, renew, extend, terminate or cancel before expiration of the Term, rights of first refusal, rights of first offer or similar options.

h. Sublessor and Sublessee agree that any provisions in the Master Lease related to Landlord’s or Sublessor’s rights or obligations under the Master Lease related to the construction of tenant improvements shall be inapplicable in the context of this Agreement. Whenever the consent of the Landlord is required under the Master Lease, and whenever the Landlord fails to perform its obligations under the Master Lease, Sublessor agrees to use its reasonable, good faith efforts to obtain that consent or performance on behalf of Sublessee, but in connection therewith shall have no obligation to file suit against Landlord. Subject to the foregoing, it shall be the obligation of Landlord to (i) provide all services to be provided by Landlord under the Master Lease and (ii) to satisfy all obligations and covenants of Landlord made in the Master Lease. Subject to the foregoing, Sublessee acknowledges that Sublessor shall be under no obligation to directly provide any such services or to satisfy any such obligations or covenants, nor shall Sublessor be liable for any delay or failure by Landlord to provide any such services or satisfy any such obligations or covenants unless such delay or failure is a result of Sublessor’s act or failure to act with respect to its obligations under the Master Lease or this Agreement. All of the obligations of Sublessor under this Agreement which are also obligations of Landlord pursuant to the Master Lease shall be deemed satisfied by the performance of such obligations by Landlord.

i. If Sublessor receives any abatement or diminution of Rent due under the Master Lease because the Premises, or a portion thereof, has become untenantable (whether under Articles 22 or 23 of the Master Lease or otherwise), then Sublessee shall be entitled to a corresponding abatement or diminution of Rent due under this Agreement, for such untenantable portion of the Premises.

12. Assignment, Subletting and Encumbrances. Sublessee shall not sublease, assign, mortgage, pledge or otherwise encumber all or any part of the Premises or this Agreement (by operation of law or otherwise) without the prior written approval of Landlord and Sublessor in accordance with the terms of the Master Lease; provided, Sublessee may assign this Agreement or sublease the Premises in connection with a Permitted Transfer (as defined in the Master Lease) without the consent of Landlord or Sublessor but upon the satisfaction of the terms and conditions set forth in Section 39(h) of the Master Lease. In addition, any sublease or assignment shall be subject to the terms of the Master Lease. Subject to the foregoing and except to the extent permitted by the terms of the Master Lease, Sublessee shall not permit the Premises to be used or occupied by anyone other than Sublessee without the prior written approval of Sublessor.

13.	Default.

a. If Sublessee shall fail to pay any Base Rent, Additional Rent or any other amount Sublessee may be required to pay hereunder when due, or if Sublessee shall default in the observance or performance of any other term, covenant or condition of this Agreement, or if Sublessee shall cause a default by Sublessor under the Master Lease, then Sublessor may exercise any right or remedy that would be available to Landlord upon a default beyond applicable cure periods under the Master Lease, plus any other rights available at law or in equity.

b. In the event of any breach by Sublessee or any persons claiming through or under Sublessee of any of the terms, covenants or conditions contained in this Agreement, Sublessor shall have the right to invoke any right or remedy allowed at law or in equity or by statute or otherwise.

c. If Sublessor shall default in the observance or performance of any term, covenant or condition of this Agreement, including, without limitation, by its act or omission, the Master Lease, then Sublessee may pursue any remedies that may be available to it at law or in equity.

d. Sublessor shall notify Sublessee of any event of default under the Master Lease, or of any other event of which Sublessor has actual knowledge that will impair Sublessee’s ability to conduct its normal business at the Premises, as soon as reasonably practicable following Sublessor’s receipt of notice from the Landlord of an event of default or Sublessor’s actual knowledge of such impairment.

14. Remedies Cumulative. Each right and remedy of Sublessor under this Agreement shall be cumulative and shall be in addition to every other right and remedy of Sublessor under this Agreement and now or hereafter existing at law or in equity, by statute or otherwise. Notwithstanding anything contained herein to the contrary, neither party shall be liable to the other for any special or consequential damages, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use resulting from the failure of such party to meet its obligations under this Agreement.

15. Surrender of Premises. Sublessee shall, no later than the end of the Term or the earlier termination of this Agreement and in accordance with all of the terms of this Agreement and the Master Lease, vacate and surrender to Sublessor the Premises, together with the FF&E (unless such FF&E is purchased by Sublessee pursuant to Section 1(c) above). Sublessee shall not be permitted to hold over possession of the Premises beyond the Term or the earlier termination of this Agreement. Any such holdover shall be deemed an immediate and automatic default under this Agreement, entitling Sublessor to any and all remedies available under Section 13, including without limitation, injunctive relief and damages.

16. Notices. All notices, consents, approvals or other communications (collectively, a “Notice”) required to be given under this Agreement or pursuant to law shall be in writing and, unless otherwise required by law, shall be personally delivered or given by registered or certified mail, return receipt requested, postage prepaid, to the parties at their respective addresses set forth below or such other address as either may designate by Notice to the other. Any Notice given pursuant hereto shall be deemed to have been received upon delivery, if personally delivered to the address set forth below, or three (3) business days after the mailing thereof if mailed in accordance with the terms hereof.

To Sublessor:	Turo Inc.
111 Sutter Street, Suite 1200
San Francisco, CA 94104
Attn: Legal Department
Email: [*]

With a copy to:	Turo Inc.
111 Sutter Street, Suite 1200
San Francisco, CA 94104
Attn: [*]
Email: [*]

To Sublessee:	Augmedix Operating Corp.
111 Sutter Street, Suite 1300
San Francisco, CA 94104
Attn: [*]
Email: [*]

17. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice of law principles.

18. Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to Section 12.

19. Signage. Subject to the terms and conditions of the Master Lease, Sublessee, at Sublessee’s sole cost, shall be provided with standard building signage in the ground floor lobby and in the elevator lobby on the floor on which the Premises are located. Any above standard signage at the entrance to the Premises shall be to Sublessee’s specifications (subject to the approval of Landlord pursuant to the terms and conditions of the Master Lease) and at Sublessee’s sole cost.

20. Bicycles. Sublessee shall have the right to bring bicycles onto the Premises subject to the terms and conditions of Section 61 of the Master Lease.

21. Access/Security. Subject to the terms of the Master Lease, Sublessee shall have access to the Premises 24 hours a day, 7 days a week. Access to the Premises by Sublessee shall be by key card access.

22. Broker. The parties hereto represent and warrant to each other that neither party dealt with any broker or finder in connection with the consummation of this Agreement other than Colliers International on behalf of Sublessor and Jones Lang LaSalle Brokerage, Inc. on behalf of Sublessee (collectively “Broker”) and each party agrees to protect, defend, indemnify, hold and save the other party harmless from and against any and all claims or liabilities for brokerage commissions or finder’s fees arising out of their acts in connection with this Agreement to anyone other than the Broker. The provisions of this Section shall survive the expiration or earlier termination of this Agreement. The commissions or fees payable to the Broker shall be paid by Sublessor according to the terms of a separately executed agreement.

23. Entire Agreement; Modification. Sublessor has made no representations, warranties or covenants to or with Sublessee with respect to the subject matter of this Agreement except as expressly provided herein and all prior negotiations and agreements relating thereto are merged into this Agreement. This Agreement may not be amended or terminated, in whole or in part, nor may any of the provisions be waived, except by a written instrument executed by the party against whom enforcement of such amendment, termination or waiver is sought. Notwithstanding anything to the contrary, any amendment of this Agreement shall be subject to the prior, written consent of the Landlord to the extent required under the Master Lease. The prevailing party in any litigation, arbitration or other proceedings arising out of this Agreement shall be reimbursed by the other party for all costs and expenses incurred in such proceedings, including reasonable attorneys’ fees.

24. Counterparts; E-Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Counterparts of this Agreement signed and transmitted by digital or electronic means shall bind the party so signing with the same effect as though the signature were an original signature. All signing parties consent to the use of electronic signatures on this document, and agree that (i) any electronic signatures appearing thereon are the same as handwritten signatures for the purposes of validity, enforceability and admissibility; and (ii) that any electronically signed copy of this document shall, for all purposes, be deemed to be “written” or “in writing,” to have been executed, and to constitute an original written record when printed, and shall be fully admissible in any legal proceeding. For purposes hereof, “electronic signature” shall have the meaning set forth in the Uniform Electronic Transactions Act, as the same may be amended from time to time.

25. Severability of Provisions. If any term or provision of this Agreement or any application thereof shall be invalid or unenforceable, the remainder of this Agreement and any other application of such term or provision shall not be affected thereby. All words used shall be understood and construed of such gender or number as circumstances may require.

26. Asbestos Notification. Sublessee acknowledges that it has received the asbestos notification attached to the Master Lease as Exhibit E, disclosing the existence of asbestos in the Building. Subject to Landlord’s obligations under the Master Lease, Sublessee agrees to comply with the California “Connelly Act” and other applicable laws, including by providing copies of Sublessor’s asbestos notification letter to all of Sublessee’s “employees” and “owners”, as those terms are defined in the Connelly Act and other applicable laws.

27. California Civil Code Section 1938. Pursuant to California Civil Code § 1938, Sublessor hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52). If Sublessee wishes to have an inspection of the Premises performed by a Certified Access Specialist, at Sublessee’s request, Sublessor shall use commercially reasonable efforts to make arrangements with the Landlord for such inspection to be performed, subject to the terms and conditions of the Master Lease. Sublessee shall be solely responsible for the cost of any such inspection, and the cost of performing any work required to correct any failures of the Premises to comply with any applicable Laws relating to accessibility shall be allocated as set forth in this Agreement and/or the Master Lease, as applicable.

NOTICE: A Certified Access Specialist (CASp) can inspect the subject premises and de termine whether the subject premises comply with all of the applicable construction relate d accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or pote ntial occupancy of the lessee or tenant, if requeste d by the lessee or tenant. The partie s shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs to correct violations of the construction relate d accessibility standards within the premises.

IN WITNESS WHEREOF, Sublessor and Sublessee have executed this Agreement on the day and year first above written.

SUBLESSOR:

TURO INC., a Delaware corporation

By:	/s/ Andre Haddad
Name:	Andre Haddad
Title:	CEO

SUBLESSEE:

AUGMEDIX OPERATING CORP., a Delaware corporation

By:	/s/ Manny Krakaris
Name:	Manny Krakaris
Title:	CEO

EXHIBIT A

FF&E

QTY	ITEM
Elevator Lobby
2	Black leather chairs
1	Side table
1	Area rug
Conference Rooms
10	Conference room tablet door mounts (lpad not included)
54	Conference room chairs
13	Conference room tables
12	Televisions
12	Macmini wall mounts behind TV displays (Macmini not included )
1	White side cabinet
3	Block Party lounge Bench
1	Natural Ash Spot Side Table
Open Area
124	Series L Adjustable Height Single Desk, White, 47”, White legs
124	White Cable Hide a way, 20”
124	White Belkin 6-Outlet Surge Protector, 6’ Cord
124	White Slim Stow 3-Drawer File Cabinet
112	Max Task Chair High Back Dark Gray + White
68	White Boom Power Rail Race way, 50“L
34	White Boom Power Rail Legs , Set of 2
1	Black PoppinPod Kolo 2
4	Black PoppinPod Kolo 1
1	Conference room chairs
1	Block Party Lounge Sofa
1	Square ottoman
5	Side table
1	QT Lounge low Sofa
1	Black coffee table
2	Black metal shelving units
4	Meredith lounge Chair
Reception Area
1	White side table
1	Brown leather sectional
1	Wood coffee table
3	Round ottoman
2	Black leat her chairs
1	Wood side table
Kitchen/ Break Area
3	White round tables
12	Black chairs
1	Television
2	Microwave
1	Black shelving unit
4	Black bar stools
Server Room
IT racks

EXHIBIT “B”

BILL OF SALE

SELLER, Turo Inc., a Delaware corporation, for and in consideration of the amount of One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, does hereby sell, assign and transfer over to Augmedix Operating Corp., a Delaware corporation (“Purchaser”), the furniture, fixtures and equipment described on Schedule 1 attached hereto (the “FF&E”).

Seller hereby represents to Purchaser that Seller is the absolute owner of the FF&E, that the FF&E is free and clear of all liens, charges and encumbrances, and that Seller has full right, power and authority to sell the FF&E and to make this Bill of Sale. ALL WARRANTIES OF QUALITY, FITNESS AND MERCHANTABILITY ARE HEREBY EXCLUDED.

IN WITNESS WHEREOF, Seller has executed this Bill of Sale this 15th day of December, 2020.

TURO INC., a Delaware corporation

By:	/s/ Andre Haddad
Name:	Andre Haddad
Title:	CEO

Schedule 1 to Bill of Sale